EXHIBIT 99.1

( BW)(TX-AMEN-PROPERTIES)(AMENC) AMEN Properties Announces Shareholder Approval of a 1-for-4 Reverse Stock Split - Symbol to AMECD

    Business Editors

    MIDLAND, Texas--(BUSINESS WIRE)--Jan. 31, 2003--AMEN Properties Inc.'s (Nasdaq:AMENC) shareholders approved a 1-for-4 reverse stock split in a special meeting held Jan. 30, 2003.
    The Company amended the articles of incorporation to effectuate the reverse split earlier this morning, and Monday, Feb. 3, 2003, will be the first day of trading under the new symbol, AMECD. After 20 trading days, on March 4, 2003, the symbol will revert back to AMENC, and will continue trading under this symbol for the duration of the exception period granted by the Nasdaq Listing Panel. The "C" will be removed from the symbol when the Nasdaq Listing Panel has confirmed compliance with the terms of the exception and all other criteria necessary for continued listing.
    As previously disclosed, the Company received Nasdaq Staff Determinations of non-compliance with the $1.00 minimum bid and shareholders equity requirements on Oct. 9, 2002, and Nov. 20, 2002, respectively. The Company was granted a temporary exception from these standards subject to AMEN meeting certain conditions. The company met two of these requirements on Dec. 31, 2002, by completing public filings evidencing over $2.5 million in shareholders equity and our intent to seek approval for a reverse split. In order to continue to be listed, AMEN's stock must continue trading above $1.00 for 10 consecutive trading days after the split. In addition, on or before March 31, 2003, the Company must file a Form 10-K for 2002, evidencing continued compliance with the minimum shareholders equity requirement.
    The Company believes it can meet these conditions, however, there can be no assurance that it will do so. If at some future date the Company's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed in the OTC-Bulletin Board.

    Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, ability to meet the required conditions under the exceptions. In spite of management's efforts, there can be no assurance that the Company will meet the conditions for continued listing on The Nasdaq SmallCap Market. These forward-looking statements are made in reliance on the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of Company filings with the Securities and Exchange Commission are available upon request from the Company.

    --30--sg/sa*

    CONTACT: AMEN Properties Inc., Midland
             Eric Boyt, 915/684-3821
             eboyt@amenproperties.com